Exhibit 99.1

Pep Boys Names Jeffrey C. Rachor President & CEO

PHILADELPHIA — March 13, 2007 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket and service chain, announced the appointment of Jeffrey C. Rachor as its new President & Chief Executive Officer.  Mr. Rachor, who is expected to start in his position with Pep Boys by March 26, 2007, was also appointed to the Board of Directors.

Mr. Rachor, 45, most recently served as President, Chief Operating Officer, and a Director of Sonic Automotive Inc, a fortune 300 company and the third largest automotive retailer in the United States.  Mr. Rachor joined Sonic Automotive in 1997 and has served in a variety of key operations positions with them. He has over twenty years of experience in automotive retailing, including extensive experience with multi-unit service center operations.

In connection with Mr. Rachor’s appointment, William Leonard, who is currently serving as Interim CEO, will resume his position as non-executive Chairman of the Board.  Mr. Leonard said, “We are extremely pleased that our exhaustive search has led us to such an accomplished executive with extensive automotive service experience.  The Board of Directors was unanimous in its support of hiring Jeff.”

Mr. Rachor said, “I am very excited about the opportunity to lead a company with a household name like Pep Boys and look forward to working with the Board of Directors and the entire team of almost 20,000 associates to build Pep Boys to new levels of prosperity.”

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Marie Gehret, 215-430-9224

Internet: http://www.pepboys.com